Exhibit IX

NIB | NORDIC INVESTMENT BANK | FINANCING THE FUTURE

Interim Financial Report

January–June 2019

Table of Contents

3	Highlights

3	Key figures and ratios

4	President & CEO’s comments

5	Operating and financial review

5	Total comprehensive income
7	Financial position

10	Financial statements

10	Statement of comprehensive income
11	Statement of financial position
13	Statement of changes in equity
14	Cash flow statement

16	Notes to the Interim Financial Statements

16	Note 1 - Segment information
18	Note 2 - Net interest income
18	Note 3 - Net profit on financial operations
19	Note 4 - Expected credit loss
19	Note 5 - Net loan losses
20	Note 6 - Classification of financial instruments
21	Note 7 - Fair value of financial assets and liabilities
21	Note 8 - Loans outstanding
21	Note 9 - Debts evidenced by certificates
22	Note 10 - Basis of preparation

22	Ratio definitions

23	Report on Review of Interim Financial Report

2 | Interim Financial Report

Highlights

During the half year ending 30 June 2019, a total of EUR 1,339 million in new loans were agreed and EUR 1,484 million were disbursed. The disbursements in the first half year were lower than the historically high level of 2018. The net profit for the period amounted to EUR 95 million, down from EUR 110 million for the corresponding period in 2018.

In January, NIB issued its first Nordic–Baltic Blue Bond. The five-year SEK 2 billion bond was launched under the NIB Environmental Bond Framework and the proceeds will finance investments in water resource management and protection.

At its annual meeting on 24 May 2019, the Nordic Investment Bank’s Board of Governors approved amendments to NIB’s Statutes, which will be submitted to undergo the required national procedures of member countries. The intent of the amendments is to ensure continued adherence with sound banking principles and maintain the Bank’s relevance to fulfil its mandate.

Key figures and ratios

In millions of euro unless otherwise specified	Jan-Jun 2019	Jan-Jun 2018	Jan-Dec 2018
Net interest income	107	112	223
Profit before net loan losses	91	109	167
Net profit	95	110	173
Loans disbursed	1,484	2,153	4,047
Loans agreed	1,339	1,896	4,330
Mandate fulfilment *	100%	87%	91%
Loans outstanding	18,715	18,267	19,065
Total assets	31,708	31,157	31,710
New debt issues	2,895	5,203	6,620
Debts evidenced by certificates	25,598	25,132	25,651
Total equity	3,641	3,518	3,578
Equity/total assets **	11.5%	11.3%	11.3%
Profit/average equity **	5.2%	6.3%	4.9%
Cost/income **	20.1%	17.0%	20.6%
Number of employees (average during the period)	198	196	197

*	See page 8 for mandate fulfilment explanation
**	See page 22 for ratio definitions

3 | Interim Financial Report

President & CEO’s comments January–June 2019

NIB provides long-term loans to its customers to ensure sustainable growth and lasting impact on the productivity and environment of the Nordic-Baltic region. Demand for long-term financing from NIB is still strong. The disbursements in the first half of the year were, as anticipated, lower than the historically high level of 2018. During the six-month period ended 30 June 2019, a total of EUR 1.3 billion in new loans were agreed and EUR 1.5 billion million were disbursed. The credit quality of the loan portfolio improved during the period resulting in a reduction in loan loss provisions.

NIB reviews all projects and scores them for productivity gains and environmental benefits in the Nordic–Baltic countries. Projects that contribute sufficiently to sustainable development qualify for financing by NIB. All projects financed this year have been assessed as having significant positive impact on the productivity and/or environment of the region.

As expected, the profit for the period amounting to EUR 95 million was lower than for the corresponding period in 2018. The main reason for the decrease was a lower unrealised result on financial operations and lower net interest income.

During the first six months of 2019, the Bank raised EUR 2.9 billion in new funding (January–June 2018: EUR 5.2 billion). The decrease in funding requirements is a result of lower loan disbursements and lower collateral requirements. In February, NIB listed its inaugural Nordic–Baltic Blue Bond for water management and protection on Nasdaq Stockholm. The listing marked the first blue bond on NASDAQ’s Nordic Sustainable Debt Market. The bond was issued under NIB’s Environmental Bond Framework and supports the Bank’s lending to selected wastewater treatment projects, prevention of water pollution and water-related climate change adaptation.

The Banking industry has undergone significant changes since the last financial crisis in terms of capital and risk management and regulatory oversight. In order to ensure continued adherence with sound banking principles the Bank is in the process to change its Statutes. At its annual meeting in May, the Nordic Investment Bank’s Board of Governors approved amendments to the Bank’s Statutes, subject to the required national procedures (including ratification if needed) to enter into force. These amendments will permit NIB to be more relevant in its operations and thereby add more value and efficiency in achieving its mission. Sound and comprehensive polices for capital and risk management allow NIB to maintain the highest possible issuer credit rating and obtain funds from the capital markets on advantageous terms, which is essential for the implementation of its mandate.

Henrik Normann, President & CEO

4 | Interim Financial Report

Operating and financial review

Total comprehensive income

January–June 2019 compared to January–June 2018

NET PROFIT

The net profit for the period January–June 2019 amounted to EUR 94.7 million, down from EUR 110.4 million in the same period last year. Total operating income decreased from EUR 131.1 million to EUR 113.3 million. Total operating expenses increased by EUR 0.5 million to EUR 22.7 million, resulting in profit before net loan losses decreasing to EUR 90.6 million (January–June 2018: EUR 108.8 million).

NET INTEREST INCOME

Net interest income for the period amounted to EUR 106.5 million (January–June 2018: EUR 111.6 million). Net interest income on lending activities increased by EUR 1.0 million, due to higher average loans outstanding. Interest income on treasury activities decreased by EUR 6.0 million due to the low yield environment.

NET COMMISSION INCOME AND FEES

Net fee and commission income for the period January–June 2019 was EUR 4.0 million, compared to EUR 5.9 million in 2018, due to the lower volume of loans agreed and disbursed in the six month period under review.

NET PROFIT EUR m	NET INTEREST INCOME EUR m	NET COMMISSION INCOME AND FEES EUR m

5 | Interim Financial Report

NET PROFIT ON FINANCIAL OPERATIONS

The net profit on financial operations for the period January–June 2019 totalled EUR 2.8 million, which was EUR 10.8 million lower than the same period in 2018. The result includes unrealised gains of EUR 2.8 million. The unrealised results will reverse when the underlying transactions reach maturity.

TOTAL OPERATING EXPENSES

Total operating expenses were EUR 0.5 million higher than in 2018. The Bank continues to focus on costs to ensure an efficient ratio of operating cost to income.

NET LOAN LOSSES

The total provision for expected credit losses on assets held at amortised cost amounted to EUR 116.7 million at 30 June 2019, which is EUR 3.4 million less than at 31 December 2018. This provision covers both loans outstanding and treasury assets held at amortised cost. There were no new non-performing loans during the period and no realised losses. The gain recognised in the income statement for net loan losses of EUR 4.0 million relates to recoveries on non-performing loans of EUR 1.4 million and EUR 2.6 million related to the improved credit quality of performing loans.

OTHER COMPREHENSIVE INCOME

The Bank separates the foreign currency basis spread from financial instruments used in fair value hedge accounting, and this separated amount is recorded in “Other comprehensive income” (OCI) which amounted to EUR 9.2 million for the period (January–June 2018: EUR 9.3 million). The resulting total comprehensive income for the period amounted to EUR 103.9 million, compared to EUR 119.7 million in 2018.

NET PROFIT ON FINANCIAL OPERATIONS EUR m	TOTAL OPERATING EXPENSES EUR m	NET LOAN LOSSES EUR m

* The gains recognised in “net loan losses” above are due to loan impairment reversals.

6 | Interim Financial Report

Financial position

LOANS OUTSTANDING

Total loans outstanding amounted to EUR 18,715 million, which is EUR 448 million higher than on 30 June 2018. Demand for NIB’s long-term financing remains strong. However, the disbursements in the first half year were lower than the historically high level in 2018. The total loans disbursed during the period amounted to EUR 1,484 million, which is EUR 669 million lower than for the same period in 2018. Total repayments amounted to EUR 1,083 million compared to EUR 258 million for the corresponding period in 2018.

Total loans outstanding, excluding exchange rate and valuation effects, decreased from EUR 19,065 million at 31 December 2018 to EUR 18,671 million. The book value amounted to EUR 18,715 million due to foreign exchange and fair valuations/transfers and hedge accounting effects of EUR 1 million and EUR 42 million, respectively.

DEVELOPMENT OF LOANS OUTSTANDING DURING 2019

EUR m

*	Fair valuations/transfers and hedge accounting.

7 | Interim Financial Report

LENDING HIGHLIGHTS

in EUR millions, unless otherwise specified	Jan-Jun 2019	2018	2017	2016	2015
Loans agreed excluding green bond investments	1,339	4,269	3,665	4,221	2,830
Green bond investments	—	61	147	143	—
Total disbursements	1,484	4,047	3,147	3,373	2,716
Total loans disbursed by business area:
Energy and water	79	840	737	1,154	483
Infrastructure, transport and telecom	221	1,192	818	791	907
Industries and services	499	1,339	932	836	932
Financial institutions and SMEs	685	675	660	593	394
Number of loans agreements in period	20	58	55	58	45
Number of green bond investments in period	0	3	9	8	—
Loans outstanding	18,715	19,065	17,232	16,640	15,627
Member countries	17,716	17,960	15,867	14,831	13,347
Non-member countries	1,113	1,222	1,504	1,948	2,396
Loan impairment provision	-114	-117	-139	-139	-116

MISSION FULFILMENT

Projects financed by NIB contribute to the Bank’s mission of improving productivity and the environment in the Nordic–Baltic countries. Before approval is given in each individual case, all eligible projects are evaluated and rated against the criteria developed based on the Bank’s mission. In the six-month period that ended on 30 June 2019, loans achieving a “good” or “excellent” mandate rating accounted for 100% of the total amount of loans agreed.

MANDATE RATING FOR AGREED LOANS

(Excluding lending green bond purchases)

*	6 months ended 30 June 2019

8 | Interim Financial Report

FUNDING

The Bank expects to fund between EUR 5.0 billion and EUR 6.0 billion during 2019. The strategy for 2019 is to complete two benchmark transactions in US dollars or euros, complemented by other public and private issues, to maintain a diversified portfolio of currencies and a global investor base. In addition, NIB’s aim is to continue issuing NIB Environmental Bonds. By the end of June, the Bank had raised EUR 2.9 billion (January–June 2018: EUR 5.2 billion) in new funding. The decrease in funding requirements is a result of lower loan disbursements and lower collateral requirements.

In January, NIB issued its first Nordic–Baltic Blue Bond. The five-year SEK 2 billion bond was launched under the NIB Environmental Bond Framework and will focus on investments within water resource management and protection.

In May, the Bank issued a USD 1 billion benchmark, the first of the year, which has a final maturity of 21 May 2024.

DEBT DEVELOPMENT DURING 2019

EUR m

9 | Interim Financial Report

Financial statements

Statement of comprehensive income

In thousands of euro	NOTE	Jan-Jun 2019	Jan-Jun 2018	Jan-Dec 2018
Interest income from financial assets measured at amortised cost		161,883	141,892	298,371
Interest income from financial assets measured at fair value		12,999	9,459	24,711
Interest expense		-68,368	-39,748	-99,590

Net interest income	(2)	106,514	111,603	223,492

Commission income and fees received		5,184	7,530	13,271
Commission expense and fees paid		-1,208	-1,603	-2,546

Net fee and commission income		3,976	5,927	10,725

Net profit/loss on financial operations	(3)	2,805	13,580	-23,776
Foreign exchange gains and losses		33	-6	-160

Total operating income		113,329	131,104	210,281

Expenses
General administrative expenses
Personnel expenses		-16,206	-15,428	-28,971
Other administrative expenses		-5,252	-5,844	-12,321
Depreciation		-1,286	-986	-1,937

Total operating expenses		-22,743	-22,257	-43,228

Profit before loan losses		90,585	108,847	167,053
Net loan losses	(5)	4,071	1,577	5,957

Net profit for the period		94,657	110,424	173,009

Other comprehensive income
Items that will not be reclassified to income statement
Fair value hedges
Valuation of cross currency basis spread		9,201	9,287	6,160

Total other comprehensive income		9,201	9,287	6,160

Total comprehensive income		103,857	119,711	179,169

The accompanying notes are an integral part of these financial statements.

10 | Interim Financial Report

Statement of financial position

In thousands of euro	NOTE	30 Jun 2019	30 Jun 2018	31 Dec 2018
ASSETS
Cash and cash equivalents		2,391,245	4,687,518	4,757,905
Financial placements
Placements with credit institutions		2,130,701	9,021	9,021
Debt securities		6,560,837	6,772,067	6,454,748
Other		15,123	16,218	15,761

		8,706,660	6,797,306	6,479,531
Loans outstanding	(8)	18,714,595	18,266,843	19,065,056
Intangible assets		15,113	7,389	9,205
Tangible assets, property and equipment		32,530	30,709	30,771
Other assets
Derivatives		1,348,528	1,032,470	1,068,260
Other assets		242,772	59,889	4,520

		1,591,301	1,092,359	1,072,781
Accrued interest and fees receivable		256,072	275,215	294,421

TOTAL ASSETS		31,707,515	31,157,339	31,709,670

The accompanying notes are an integral part of these financial statements.

11 | Interim Financial Report

In thousands of euro	NOTE	30 Jun 2019	30 Jun 2018	31 Dec 2018
LIABILITIES AND EQUITY
Liabilities
Short-term amounts owed to credit institutions		691,786	502,819	575,394
Long-term amounts owed to credit institutions		8,435	9,486	9,486

		700,221	512,304	584,879
Debts evidenced by certificates	(9)	25,597,957	25,132,131	25,651,370
Other liabilities
Derivatives		1,288,951	1,682,652	1,649,158
Other liabilities		261,845	93,402	10,080

		1,550,795	1,776,054	1,659,238
Accrued interest and fees payable		217,129	218,754	236,629

Total liabilities		28,066,103	27,639,243	28,132,116

Equity		3,641,412	3,518,096	3,577,554

TOTAL LIABILITIES AND EQUITY		31,707,515	31,157,339	31,709,670

The accompanying notes are an integral part of these financial statements.

12 | Interim Financial Report

Statement of changes in equity

In thousands of euro	PAID-IN CAPITAL	STATUTORY RESERVE	GENERAL CREDIT RISK FUND	SPECIAL CREDIT RISK FUND PIL	PROFIT AVAILABLE FOR APPROPRIATION	HEDGING RESERVE	TOTAL
EQUITY AT 1 JANUARY 2018	418,602	686,325	1,694,594	445,919	210,981	-3,035	3,453,386

Profit for the period	—	—	—	—	110,424	—	110,424
Other comprehensive income	—	—	—	—	—	9,287	9,287

Total comprehensive income	0	0	0	0	110,424	9,287	119,711

Transactions with owners in their capacity as owners
Appropriation of profit	—	—	155,981	—	-155,981	—	0
Dividends	—	—	—	—	-55,000	—	-55,000

EQUITY AT 30 JUNE 2018	418,602	686,325	1,850,575	445,919	110,424	6,252	3,518,096

Profit for the period	—	—	—	—	62,585	—	62,585
Other comprehensive income	—	—	—	—	—	-3,127	-3,127

Total comprehensive income	0	0	0	0	62,585	-3,127	59,458

Transactions with owners in their capacity as owners
Realisation of PIL losses	—	—	18,978	-18,978	—	—	0

EQUITY AT 31 DECEMBER 2018	418,602	686,325	1,869,553	426,941	173,009	3,124	3,577,554

Profit for the period					94,657		94,657
Other comprehensive income						9,201	9,201

Total comprehensive income	0	0	0	0	94,657	9,201	103,857

Transactions with owners in their capacity as owners
Appropriation of profit	—	—	133,009	—	-133,009	—	0
Dividends	—	—	—	—	-40,000	—	-40,000

EQUITY AT 30 JUNE 2019	418,602	686,325	2,002,562	426,941	94,657	12,325	3,641,412

The accompanying notes are an integral part of these financial statements.

13 | Interim Financial Report

Cash flow statement

In thousands of euro	Jan-Jun 2019	Jan-Jun 2018	Jan-Dec 2018
Cash flows from operating activities
Net profit for the period	94,657	110,424	173,009

Adjustments:
Unrealised gains/losses of financial assets held at fair value	9,905	-26,982	-14,275
ECL non-lending activities	44	2	-20
Depreciation and write-down in value of tangible and intangible assets	1,286	986	1,937
Change in accrued interest and fees (assets)	38,375	-3,180	-22,377
Change in accrued interest and fees (liabilities)	-19,499	9,243	27,117
Net loan losses (ECL lending activities)	-4,071	-1,577	-5,957
Adjustment to hedge accounting	-8,826	11,729	37,523
Other adjustments to the period´s profit	-2,169	5,090	7,031

Adjustments, total	15,044	-4,689	30,979

Lending
Disbursements of loans	-1,483,726	-2,153,195	-4,046,710
Repayments of loans	1,881,455	1,047,765	2,113,670
Transfers of lending green bonds to debt securities	48,149	—	—
Capitalisations, redenominations, index adjustments, etc.	-10,864	-6	897

Lending, total	435,015	-1,105,436	-1,932,143

Cash flows from operating activities, total	544,715	-999,701	-1,728,154

Cash flows from investing activities
Placements and debt securities
Purchase of debt securities	-1,135,498	-1,173,598	-1,891,112
Transfers of lending green bonds to debt securities	-48,149	—	—
Sold or matured debt securities	1,209,492	1,010,760	2,048,213
Placements with credit institutions	-1,971,792	-250	-250
Other financial placements	107	—	218

Placements and debt securities, total	-1,945,840	-163,088	157,069

The accompanying notes are an integral part of these financial statements.

14 | Interim Financial Report

In thousands of euro	Jan-Jun 2019	Jan-Jun 2018	Jan-Dec 2018

Other items
Acquisition of intangible assets	-1,440	-2,069	-3,885
Acquisition of tangible assets	-2,660	-1,409	-2,421
Change in other assets	-911	-33,331	23,680

Other items, total	-5,011	-36,809	17,373

Cash flows from investing activities, total	-1,950,851	-199,897	174,443

Cash flows from financing activities
Debts evidenced by certificates
Issues of new debt	2,666,577	5,203,371	6,619,670
Redemptions	-3,420,578	-3,852,731	-4,924,256

Debts evidenced by certificates, total	-754,001	1,350,640	1,695,415

Other items
Long-term placements from credit institutions	-1,051	-7,842	-7,842
Change in swap receivables excluding fair value changes	51,923	-29,000	-60,891
Change in swap payables excluding fair value changes	-396,767	-59,420	34,237
Change in other liabilities	5,408	82,248	-2,206
Dividend paid	-40,000	-55,000	-55,000

Other items, total	-380,486	-69,013	-91,702

Cash flows from financing activities, total	-1,134,486	1,281,627	1,603,713

CHANGE IN CASH AND CASH EQUIVALENTS, NET	-2,540,622	82,030	50,002

Opening balance for cash and cash equivalents, net	4,182,512	4,073,797	4,073,797

Exchange rate adjustments	57,569	28,874	58,714
Closing balance for cash and cash equivalents, net	1,699,458	4,184,700	4,182,512

Additional information to the statement of cash flows
Interest income received	213,231	148,181	300,706
Interest expense paid	-87,867	-30,505	-72,473

The accompanying notes are an integral part of these financial statements.

The cash flow statement has been prepared using the indirect method and cash flow items cannot be directly concluded from the statements of financial positions.

15 | Interim Financial Report

Notes to the interim financial statements

Note 1: Segment information

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision maker (“CODM”), who is responsible for allocating resources and assessing the performance of the operating segments. The CODM at NIB is the President. Segment results that are reported to the management include items directly attributable to that segment as well as other items allocated on a reasonable basis. In its segment reporting, NIB divides its operations into two major segments: lending and treasury operations. Treasury operations consist of asset and liability management, funding operations and portfolio management. Funding operations are reported as part of asset and liability management. The operating segments are explained in more detail in the Financial Report 2018, Note 3 “Segment information”.

In thousands of euro	LENDING	ASSET AND LIABILITY MANAGEMENT	PORTFOLIO MANAGEMENT	TREASURY TOTAL	TOTAL
Net interest income	76,219	14,175	16,120	30,295	106,514
Commission income and fees received	3,826	1,358	—	1,358	5,184
Commission expense and fees paid	-37	-975	-196	-1,171	-1,208
Net profit on financial operations	817	-3,527	5,516	1,989	2,805
Foreign exchange gains and losses	—	33	—	33	33
Operating expenses	-14,750	-5,596	-2,398	-7,994	-22,743
Net loan losses	4,071	—	—	—	4,071

Profit for period ended 30 June 2019	70,147	5,468	19,042	24,510	94,657

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In thousands of euro	LENDING	ASSET AND LIABILITY MANAGEMENT	PORTFOLIO MANAGEMENT	TREASURY TOTAL	TOTAL
Net interest income	75,464	12,832	23,307	36,139	111,603
Commission income and fees received	7,199	331	0	331	7,530
Commission expense and fees paid	-40	-1,052	-511	-1,563	-1,603
Net profit on financial operations	274	14,831	-1,524	13,307	13,580
Foreign exchange gains and losses	—	-6	—	-6	-6
Operating Expenses	-14,446	-5,468	-2,343	-7,811	-22,257
Net loan losses	1,577	—	—	—	1,577

Profit for period ended 30 June 2018	70,028	21,468	18,929	40,397	110,424

In thousands of euro	LENDING	ASSET AND LIABILITY MANAGEMENT	PORTFOLIO MANAGEMENT	TREASURY TOTAL	TOTAL
Net interest income	154,032	27,277	42,182	69,459	223,492
Commission income and fees received	12,415	856	—	856	13,271
Commission expense and fees paid	-95	-1,551	-900	-2,451	-2,546
Net profit on financial operations	49	-8,619	-15,207	-23,826	-23,776
Foreign exchange gains and losses	—	-160	—	-160	-160
Operating expenses	-27,790	-10,807	-4,632	-15,438	-43,228
Net loan losses	5,957	—	—	—	5,957

Profit for year ended 31 December 2018	144,569	6,996	21,444	28,441	173,009

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Note 2: Net interest income

In thousands of euro	Jan-Jun 2019	Jan-Jun 2018	Jan-Dec 2018
Cash and cash equivalents	-1,053	-5,781	-6,686
Placements with credit institutions	-3,806	-39	-98
Debt securities	30,608	30,600	60,913
Loans outstanding	149,034	126,572	268,953
Other interest income	100	—	—

Total, interest income	174,882	151,351	323,082

Of which, interest income from financial assets measured at amortised cost	161,883	141,892	298,371
Short-term amounts owed to credit institutions	1,196	553	455
Long-term amounts owed to credit institutions	26	45	72
Short-term repurchase agreements	—	279	345
Debts evidenced by certificates	-281,719	-287,154	-578,171
Swap contracts and other interest expenses, net	212,129	246,530	477,708

Total, interest expense	-68,368	-39,748	-99,590

Of which, interest expense from financial liabilities measured at amortised cost	-175,093	-123,393	-286,705

Net Interest Income	106,514	111,603	223,492

Note 3: Net profit on financial operations

In thousands of euro	Jan-Jun 2019	Jan-Jun 2018	Jan-Dec 2018
Financial instruments held at fair value, realised gains and losses	57	3,365	7,163
Financial instruments held at fair value, unrealised gains and losses	-5,997	21,742	6,484
Financial instruments held at amortised cost, realised gains and losses	7	154	154
Adjustment to hedge accounting, unrealised gains and losses of fair value hedges	8,826	-11,729	-37,523
Repurchase of NIB bonds, other items	-87	49	-54

Net profit on financial operations	2,805	13,580	-23,776

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Note 4: Expected credit loss

In thousands of euro	STAGE 1	STAGE 2	STAGE 3	TOTAL
Balance at 1 January 2018	25,224	23,291	93,194	141,709
Transfer to Stage 1	2,694	-2,694	—	0
Transfer to Stage 2	-2,967	2,967	—	0
Transfer to Stage 3	0	0	—	0
New assets originated or purchased	4,092	38	—	4,130
Amortisations and repayments	-2,146	-1,864	—	-4,009
Impact of remeasurment on existing assets	107	-4,445	2,643	-1,695
Foreign exchange adjustments and other changes	—	—	1,381	1,381

Net change income statement	1,781	-5,998	4,023	-194

Balance at 30 June 2018	27,005	17,292	97,218	141,515

Transfer to Stage 1	2,182	-2,182	—	0
Transfer to Stage 2	1,659	-1,659	—	0
Transfer to Stage 3	0	0	—	0
New assets originated or purchased	4,184	99	—	4,283
Amortisations and repayments	-4,366	-1,879	—	-6,246
Impact of remeasurment on existing assets	-4,582	2,317	-174	-2,439
Foreign exchange adjustments and other changes	—	—	2,275	2,275

Net change income statement	-925	-3,304	2,102	-2,127

Realised losses			-19,223	-19,223

Balance at 31 December 2018	26,080	13,988	80,097	120,165

Transfer to Stage 1	1,314	-1,314	—	0
Transfer to Stage 2	0	0	—	0
Transfer to Stage 3	0	0	—	0
New assets originated or purchased	3,482	67	—	3,549
Amortisations and repayments	-2,973	-1,431	—	-4,403
Impact of remeasurment on existing assets	-130	-1,653	-1,387	-3,170
Foreign exchange adjustments and other changes	—	—	603	603

Net change income statement	1,693	-4,331	-784	-3,423

Balance at 30 June 2019	27,773	9,657	79,313	116,741

ECL - STATEMENT OF FINANCIAL POSITION

In thousands of euro	30 Jun 2019	30 Jun 2018	31 Dec 2018
Financial placements	326	304	281
Loans outstanding and commitments	116,415	141,211	119,883

Total	116,741	141,515	120,165

ECL - STATEMENT OF COMPREHENSIVE INCOME

In thousands of euro	Jan-Jun 2019	Jun-Dec 2018	Jan-Jun 2018
Net result on financial operations	-44	20	-2
Net loan losses (Note 5)	4,071	4,381	1,577
Foreign exchange gains and losses	-603	-2,275	-1,381

Total recognised in income statement	3,423	2,127	194

Note 5: Net loan losses

In thousands of euro	Jan-Jun 2019	Jan-Jun 2018	Jan-Dec 2018
Change in expected credit loss on performing loans	2,684	4,220	8,426
Change in expected credit loss on non-performing loans	1,387	-2,643	-2,469
Decrease of provisions to cover realised loan losses	0	0	19,223
Realised loan losses	0	0	-19,223

Net loan losses	4,071	1,577	5,957

The gains recognised for “Net loan Losses” arise from the improved credit quality of the loan portfolio during the periods under review. There were no realised losses for the periods Jan-Jun 2019 or Jan-Jun 2018. In the period Sep-Dec 2018, the Bank recorded realised losses of EUR 19,223 thousand comprising principal of EUR 18,978 and interest of EUR 245 thousand.

19 | Interim Financial Report

Note 6: Classification of financial instruments

In millions of euro	AMORTISED COST (AC)	FAIR VALUE TROUGH PROFIT AND LOSS (FVTPL)	DERIVATIVES FOR HEDGING	TOTAL
Financial assets
Cash and cash equivalents	1,074	1,318	—	2,391
Financial placements with credit institutions	9	2,122	—	2,131
Debt securities	2,018	4,543	—	6,561
Other financial placements	—	15	—	15
Loans outstanding	18,682	33	—	18,715
Derivatives	—	741	607	1,349

Total 30 June 2019	21,783	8,772	607	31,161

Financial liabilities
Short-term amounts owed to credit institutions	692	—	—	692
Long-term amounts owed to credit institutions	8	—	—	8
Debt securities issued	24,743	855	—	25,598
Derivatives	—	199	1090	1,289

Total 30 June 2019	25,443	1,054	1,090	27,587

In millions of euro	AMORTISED COST (AC)	FAIR VALUE TROUGH PROFIT AND LOSS (FVTPL)	DERIVATIVES FOR HEDGING	TOTAL
Financial assets
Cash and cash equivalents	1,644	3,044	—	4,688
Financial placements with credit institutions	9	—	—	9
Debt securities	2,474	4,298	—	6,772
Other financial placements	—	16	—	16
Loans outstanding	17,966	301	—	18,267
Derivatives	—	537	495	1,032

Total 30 June 2018	22,093	8,196	495	30,784

Financial liabilities
Short-term amounts owed to credit institutions	503	—	—	503
Long-term amounts owed to credit institutions	9	—	—	9
Debt securities issued	25,132	—	—	25,132
Derivatives	—	214	1,468	1,683

Total 30 June 2018	25,644	214	1,468	27,327

20 | Interim Financial Report

Note 7: Fair value of financial assets and liabilities

	30 Jun 2019		30 Jun 2018		31 Dec 2018
In millions of euro	CARRYING AMOUNT	FAIR VALUE	CARRYING AMOUNT	FAIR VALUE	CARRYING AMOUNT	FAIR VALUE
Financial assets
Cash and cash equivalents	2,391	2,390	4,688	4,687	4,758	4,758
Financial placements with credit institutions	2,131	2,131	9	9	9	9
Debt securities	6,561	6,635	6,722	6,839	6,455	6,509
Other financial placements	15	15	16	16	16	16
Loans outstanding	18,715	18,915	18,267	18,274	19,065	19,059
Derivatives	1,349	1,349	1,032	1,032	1,068	1,068

Total	31,161	31,434	30,734	30,857	31,371	31,419

Financial liabilities
Short-term amounts owed to credit institutions	692	692	503	503	575	575
Long-term amounts owed to credit institutions	8	8	9	9	9	9
Debt securities issued	25,598	24,501	25,132	25,132	26,651	26,651
Derivatives	1,289	1,289	1,683	1,683	1,649	1,649

Total	27,587	26,490	27,327	27,327	28,885	28,885

The determination of fair value is described in the Financial Report 2018, Note 1 “Accounting policies”.

Note 8: Loans outstanding

In thousands of euro	Jan-Jun 2019	Jul-Dec 2018	Jan-Jun 2018
Opening Balance	19,065,056	18,266,843	17,231,623
Disbursements	1,483,726	1,893,515	2,153,195
Amortisations	-798,003	-746,854	-790,138
Prepayments	-1,083,452	-319,051	-257,627
Changes in expected credit losses (note 4)	3,691	4,767	1,456
Foreign exchange movements	1,081	-34,423	-57,982
Valuations and hedge accounting	90,990	1,157	-13,684
Reclassifications and other movements	-48,494	-897	—

Closing balance	18,714,595	19,065,056	18,266,843

See Note 6 and Note 7 for classification and fair value of loans outstanding.

Note 9: Debts evidenced by certificates

In thousands of euro	Jan-Jun 2019	Jul-Dec 2018	Jan-Jun 2018
Opening Balance	25,651,370	25,132,130	23,999,754
New debt issues	2,894,531	1,416,300	5,203,371
Amortisations	-3,128,094	-1,044,801	-3,677,542
Calls and buy backs	-459,326	-19,094	-166,007
Foreign exchange movements	67,115	3,731	-10,802
Valuations and hedge accounting	572,361	171,404	-208,132
Transfers and other	—	-8,300	-8,512

Closing balance	25,597,957	25,651,370	25,132,130

See Note 6 and Note 7 for classification and fair value of debts evidenced by certificates.

21 | Interim Financial Report

Note 10: Basis of preparation

The interim financial statements are presented in accordance with IAS 34 “Interim Financial Reporting”. The accounting policies and methods of computation are the same as described in Note 1 of NIB’s Financial Report 2018, with the exception of IFRS 16, as described below.

IFRS 16 Leases substantially changed the accounting treatment by recognising more leases as liabilities with corresponding right of use assets on the balance sheet. The standard replaced IAS 17 Leases and is effective as of 1 January 2019. However, the Bank does not have significant leasing commitments and therefore the new standard had an immaterial impact.

There have been no material post balance sheet events that would require disclosure or adjustment to these financial statements.

There have been no material changes in relation to transactions with related parties compared to those described in Note 24 “Related party disclosures” in the 2018 Annual Report.

RATIO DEFINITIONS

Equity/total assets =	Total equality at reporting date Total assets at reporting date

Profit/average equity =	Annualised profit for the period Average equity for the period

Cost/income =	Total operating expenses for the period Total operating income for the period

HELSINKI, 28 AUGUST 2019

Sven Hegelund (Chairman)

Julie Sonne	Madis Üürike	Pekka Morén

Esther Finnbogadóttir (Deputy Chairman)	Kaspars Ãbolinš	Jurgita Uzieliené

Silje Gamstøbakk

Henrik Normann (President & CEO)

22 | Interim Financial Report

Review Opinion

To the Board of Directors of Nordic Investment Bank

Report on Review of Interim Financial Report

INTRODUCTION

We have reviewed the interim financial report of Nordic Investment Bank consisting of balance sheet as of June 30, 2019 and the related statements of income, changes in equity and cash flows for the six-month period then ended, and a summary of significant accounting policies and other explanatory notes.

Management is responsible for the preparation and fair presentation of this interim financial report in accordance with IAS 34. Our responsibility is to express a conclusion on this interim financial report based on our review.

SCOPE OF REVIEW

We conducted our review in accordance with International Standard on Review Engagements 2410, “Review of Interim Financial Information Performed by the Independent Auditor of the Entity.”

A review of the interim financial report consists of making inquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope than an audit conducted in accordance with International Standards on Auditing and consequently does not enable us to obtain assurance that we would become aware of all significant matters that might be identified in an audit. Accordingly, we do not express an audit opinion.

CONCLUSION

Based on our review, nothing has come to our attention that causes us to believe that the accompanying interim financial report does not present fairly, in all material respects, the financial position of the entity as at June 30, 2019, and of its financial performance and its cash flows for the six-month period then ended in accordance with IAS 34.

Helsinki, 28 August 2019

Ernst & Young Oy	Ernst & Young AB
Authorized Public	Authorized Public
Accountant Firm	Accountant Firm

Terhi Mäkinen	Mona Alfredsson
Authorized Public	Authorized Public
Accountant	Accountant

23 | Interim Financial Report